Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Second Quarter Report

Quarter ended June 30, 2011

Santa Clara Tech Center in Santa Clara, California (left) and Bent Tree Green in Dallas, Texas (right)—are assets of Behringer Harvard Opportunity REIT I, Inc.

Second Quarter Overview

As of September 16, 2011

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In its disposition phase, the REIT expects to divest its assets over the next few years. In the near term, we plan to use sales proceeds for capital investment in current portfolio assets to achieve value for shareholders, debt service and potential paydowns, and operational needs. We expect to begin returning capital to shareholders after 2011 via special distributions.

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On June 30, we closed on the sale of 2603 Augusta in Houston. Of the $23.4 million of net proceeds, $17.1 million was used to pay down the REIT’s line of credit. (This property was security under the line of credit.) The balance will be used for near-term fund needs.

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We have signed a letter of intent to sell Regency Center in Houston. The prospective sales price is $1.6 million greater than that offered last spring when we halted marketing of this property in anticipation of better future pricing. Proceeds will be used to pay down the line of credit. We have selected a buyer for Crossroads in San Diego and expect the sales proceeds to satisfy the associated debt. GrandMarc at Westberry Place in Ft. Worth is also under contract. Net sales proceeds are estimated at $7.5 million, after paying off associated debt. We expect to close these transactions by year end.

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At Chase Park in St. Louis, we have sold 11 condominiums year-to-date, and the condo loan has been paid off. We also have a contract on an additional unit. The remaining 22 units are capable of generating more than $20 million in gross proceeds at current list prices. At Santa Clara Tech Center, we renewed and extended the two-building lease with Hitachi Data Systems through 2019, greatly enhancing the value of this asset. Effective August 28, we extended the $45 million Frisco Square loan to January 28, 2012.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
per share data)	Jun. 30, 2011	Jun. 30, 2010	Jun. 30, 2011	Jun. 30, 2010
FFO	$(42,200)	$(153)	$(47,428)	$6,169
FFO, per share	$(0.75)	$—	$(0.84)	$(0.11)
Distributions declared	$—	$1,406	$—	$2,811
Distributions per share	$—	$0.025	$—	$0.050

(in thousands)	As of Jun. 30, 2011	As of Dec. 31, 2010
Total assets	$608,032	$697,624
Total liabilities	$344,646	$381,354

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of FFO to Net Loss

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2011	Jun. 30, 2010	Jun. 30, 2011	Jun. 30, 2010
Net loss	$(51,582)	$(7,204)	$(62,920)	$(20,362)
Net income from noncontrolling interest	3,961	237	4,159	601
Real estate depreciation and amortization(1)	6,602	6,814	13,802	13,592
Gain on sale of real estate	(1,181)	—	(2,469)	—
FFO(2)	$(42,200)	$(153)	$(47,428)	$(6,169)

(1)Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partner’s share of the real estate depreciation and amortization.

(2)Funds from operations (FFO) is defined by the national Association of Real estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements.  A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

15601 Dallas Parkway, Suite 600
Addison, TX 75001

Date Published 09/11 • IN • 766-1

© 2011 Behringer Harvard

Second Quarter Report

Behringer Harvard Opportunity REIT I, Inc.